Exhibit 10.12

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of this 30th day of June, 2003, by and between Worldspan, L.P., a Delaware limited partnership (“Worldspan”), and Paul J. Blackney, an individual (the “Consultant”).

BACKGROUND

A.                                   Pursuant to a Partnership Interest Purchase Agreement, dated as of March 3, 2003 (the “Purchase Agreement”), by and among Travel Transaction Processing Corporation (“TTPC”), Delta Air Lines, Inc., NWA Inc., American Airlines, Inc., NewCRS Limited, Inc. and Worldspan, Worldspan has become an indirect wholly-owned subsidiary of TTPC.

B.                                     Prior to the date hereof, Consultant was the Chief Executive Officer of Worldspan pursuant to an Employment Letter Agreement, dated March 8, 2001, between Consultant and Worldspan, as amended by the letter to Consultant from Worldspan, dated February 14, 2003 and the letter to Worldspan from Consultant, dated February 26, 2003 (the “Employment Agreement”).

C.                                     Worldspan and Consultant have entered into a Letter Agreement and Waiver Agreement, dated June 30, 2003 (the “Severance and Waiver Agreement”), establishing Worldspan’s obligations in connection with the termination of Consultant’s employment under the Employment Agreement.

D.                                    Worldspan desires to retain Consultant as an independent contractor to provide and render certain services on the terms and conditions specified below.

E.                                      The parties hereto now desire to enter into this Agreement, which contains the terms and conditions pursuant to which Worldspan will engage Consultant as an independent contractor.

TERMS

1.                                       Scope of Services.  Subject to the terms and conditions hereinafter provided, Worldspan engages Consultant to provide services Worldspan shall reasonably request, such services to include, without limitation:

a.                                       consulting with and advising the Chief Executive Officer of Worldspan;

b.                                      speaking at travel industry forums as agreed upon between Consultant and Worldspan; and

c.                                       participating in sales calls as requested by Worldspan.

2.                                       Extent of Services.  During the Term (as defined below), Consultant shall be available two (2) days per week (including travel time) to perform his duties pursuant to this Agreement; provided, that the Consultant shall be available at any additional time mutually agreed upon by Worldspan and Consultant; provided, further, that Consultant shall not be required to be available during any week that he has provided Worldspan with prior written notice that he will be on vacation or at any time during which he is ill.  Consultant shall perform his services at a location or locations mutually agreed upon by the parties hereto.

3.                                       Compensation.  As compensation for the services contemplated hereby, Consultant shall receive during the Term an annual retainer equal to one hundred and fifty thousand dollars ($150,000) and annual living expenses equal to sixty thousand dollars ($60,000), to be paid in arrears in equal monthly installments in accordance with Worldspan’s standard accounts payable procedures (“Monthly Compensation”); provided, that the Monthly Compensation shall be pro-rated for any partial month that occurs during the Term.

4.                                       Expense Reimbursement.  During the Term, Worldspan shall reimburse Consultant for all reasonable and itemized out-of-pocket expenses incurred by Consultant in rendering services hereunder in accordance with Worldspan’s standard policies and procedures.

5.                                       Acknowledgements.  Worldspan and Consultant acknowledge that:

a.                                       Consultant’s responsibilities as chair of the Atlanta Region Arts Council should not interfere with the performance of his duties hereunder;

b.                                      on the date hereof, Consultant shall be elected as a member of the Board of Directors of Worldspan (the “Worldspan Board”) to serve at the pleasure of the partners of Worldspan, provided, that, if and to the extent permitted by applicable law, Consultant’s participation in certain discussions and decisions of the Board of Directors may be limited at the discretion of the Board of Directors; and

c.                                       Worldspan shall indemnify, defend and hold harmless the Consultant against all loss, liability, damage or expense as set forth in Article 10 of Worldspan’s Seventh Amended and Restated Agreement of Limited Partnership, dated as of June 30, 2003.

d.                                      The Consultant, while a member of the Worldspan Board, shall at all times be entitled to the same level of coverage of directors’ and officers’ liability insurance as is being provided to each other Worldspan director.

6.                                       Term.  The term of this Agreement will begin on the date hereof and, unless sooner terminated pursuant to Section 7 of this Agreement, shall continue until June 30, 2004 (the “Initial Term”); provided, that the Term shall be renewable upon the written agreement of both parties (the “Renewal Term” and, collectively with the “Initial Term,” the “Term”).

7.                                       Termination.

a.                                       The Term may be terminated by either Worldspan or the Consultant at any time or for any reason, as provided in this Section 7(a).  The Term shall terminate upon the earliest to occur of the following:

(1)                                  the close of business on the last day of the Term;

(2)                                  the Consultant’s death;

(3)                                  delivery by Worldspan to Consultant of a written notice of Worldspan’s election to terminate Consultant’s services hereunder because of Consultant’s Disability (as defined below);

(4)                                  during the Initial Term, the close of business on the day on which Worldspan shall have delivered written notice to Consultant of Worldspan’s election to terminate Consultant’s services hereunder, which termination may be made with or without Cause (as defined below); provided, that if Worldspan terminates Consultant pursuant to this Section 7(a)(4) without Cause, Worldspan shall pay Consultant the compensation required to be paid pursuant to Section 3 hereof until the end of the Initial Term;

(5)                                  during any Renewal Term, the close of business on the day which is thirty (30) days after the date on which Worldspan shall have delivered to Consultant written notice of Worldspan’s election to terminate Consultant’s services hereunder, which termination may be made with or without Cause; provided, that if Worldspan terminates Consultant pursuant to this Section 7(a)(5) with Cause, such termination may (at the option of Worldspan) be effective on an earlier date; and

(6)                                  the close of business on the day which is thirty (30) days after the date (or earlier at the option of Worldspan) on which the Consultant shall have delivered to Worldspan written notice of Consultant’s election to terminate his services hereunder.

b.                                      For purposes of this Agreement, “Disability” shall mean a mental or physical incapacity that prevents or Worldspan reasonably expects will prevent Consultant from performing his normal required services for a period of six (6) months during any consecutive twelve (12) month period, unless within ten (10) days after notice of termination is given following such absence the Consultant shall have returned to the satisfactory full-time performance of his duties.

c.                                       For purposes of this Agreement, “Cause” shall mean termination by Worldspan if Consultant:  (i) is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation, embezzlement, or similar criminal act; (ii) has engaged in (x) dishonest, unethical or unlawful conduct or activities to the damage or prejudice of Worldspan or its reputation or (y) conduct or activities involving moral turpitude damaging to the property, business or reputation of Worldspan; or (iii) materially violates any material provision of this Agreement, and such violation continues for ten (10) days after written notice from Worldspan.

d.                                      Following any termination of Consultant’s services hereunder, all obligations of Worldspan under this Agreement (other than any obligations with respect to (i) the payment of accrued and unpaid consulting fees, and expense reimbursement under Sections 3 and 4 hereof through the date of Consultant’s termination of services hereunder and (ii) indemnification under Section 5(c)) shall terminate.

e.                                       Any termination payments granted in this Section 7 shall be the sole and exclusive compensation or benefit due to Consultant upon termination of Consultant’s services.

8.                                       Termination of Employment Agreement.  The terms of the Employment Agreement shall be terminated and be of no further force or effect.

9.                                       Expense Reimbursement.  Consultant shall be promptly reimbursed for the reasonable legal expenses incurred in connection with the negotiation and execution of this Agreement in an amount not to exceed ten thousand dollars ($10,000).

10.                                 Notices.  All notices required or permitted hereunder shall be made in writing by hand-delivery, certified or registered first-class mail, or air courier guaranteeing overnight delivery to the other party at the following addresses:

If to Consultant:

Paul J. Blackney

3131 Slaton Drive N.W.

No. 35

Atlanta, Georgia 30305

If to Worldpan:

Worldspan, L.P.

300 Galleria Parkway, N.W.

Atlanta, Georgia 30339

Attention:  General Counsel

Fax:  770-563-7878

with a copy to:

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA  19103-2793

Attention:  Geraldine A. Sinatra, Esq.

Fax:  215-994-2222

or to such other person or address as either party shall furnish to the other party in writing.

11.                                 Independent Contractor.

a.                                       The Consultant shall be an independent contractor and not an employee of Worldspan.  Nothing contained herein shall serve to constitute a relationship of partnership or joint venture between the parties.  The Consultant shall not be an agent of Worldspan and shall have no power to bind or to otherwise obligate Worldspan in any manner whatsoever nor shall the Consultant be authorized to enter into agreements or any other contractual relationships on behalf of Worldspan, without the express prior written consent of Worldspan.

b.                                      Consultant acknowledges, and agrees, that he will not be entitled to participate in, or accrue any benefit under, any employee benefit plan, as defined by Section 3(3) of ERISA, on account of the services rendered pursuant to this Agreement, notwithstanding (i) any determination by any court or governmental agency that Consultant is, or should be considered an employee of Worldspan or (ii) any provision of any such employee benefit plan.

c.                                       In addition, Consultant acknowledges and agrees that he is solely and exclusively responsible for the payment of all federal, state and local taxes, whether income, sales, excise or otherwise, imposed on the fees, living expenses or other amounts paid hereunder, that Worldspan is not required to and will not withhold or pay over any such taxes on his behalf, and that he will indemnify and hold harmless Worldspan, its officers, directors, employees and affiliates from and against any liability that any of them may incur by reason of Consultant’s failure to properly and timely report all such payments and pay all taxes due with respect to such payments.

12.                                 Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

13.                                 Governing Law.  The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law provisions thereof.

14.                                 Binding Effect and Assignability.  The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns.  Consultant’s rights and obligations under this Agreement shall not, in any voluntary or involuntary manner, be assignable and Consultant’s rights under this Agreement may not be pledged or hypothecated, in each case without the prior written consent of Worldspan.

15.                                 Counterparts; Section Headings.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  The section headings of this Agreement are for convenience of reference only.

16.                                 Survival.   Notwithstanding the termination of this Agreement or Consultant’s consultancy hereunder for any reason, Sections 5, 8, 13, 14, and 16 hereof shall survive any such termination.

17.                                 Entire Agreement.  This instrument, along with the Severance and Waiver Agreement, constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and replaces and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto, including the Employment Agreement and the Letter, dated March 26, 2003, from TTPC and acknowledged and agreed by Consultant.  This Agreement may only be modified by an agreement in writing executed by both Consultant and Worldspan.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the day and year first written above.

WORLDSPAN, L.P.
	By:	Travel Transaction Processing Corporation, its general partner

By:	/s/ Rakesh Gangwal
Name: Rakesh Gangwal
Title: President and Chief Executive Officer

/s/ Paul J. Blackney
Paul J. Blackney